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                                                                    EXHIBIT 99.1

                               [COEUR LETTERHEAD]

               COEUR REPORTS FURTHER $34 MILLION REDUCTION IN DEBT

        - 66% Reduction in Total Indebtedness Since End of 1st Quarter -

COEUR D'ALENE, Idaho, July 14 /PRNewswire-FirstCall/ -- Coeur d'Alene Mines Corporation (NYSE: CDE - News), the world's largest primary silver producer, announced today that it has reduced the Company's outstanding convertible indebtedness by an additional $34 million. That amount represents a 66% reduction in Company-wide debt since the end of the first quarter of 2003. After these recent debt reductions, the Company's convertible indebtedness due in December 2003 and 2004 totals $15.2 million. Coeur's cash and cash equivalents as of June 30, 2003 was $19.8 million.

Since the beginning of 1998, Coeur's total debenture indebtedness has been reduced from $288.6 million to the current $28.9 million.

"Coeur is pleased to announce additional meaningful reductions in the Company's remaining indebtedness, further strengthening our balance sheet and essentially completing the major restructuring begun five years ago," said Dennis E. Wheeler, Chairman and Chief Executive Officer. "The timing of this debt reduction is also beneficial to current shareholders since Coeur is issuing less shares now than if the convertible notes had been held to full maturity.

"Meanwhile, our cash position remains strong, with nearly $20 million of cash and equivalents as of the end of June. This allows us to aggressively pursue our growth strategy, led by Coeur's new generation of high grade/low cost mines in South America, which have combined to fuel our production growth, lower cash costs, and significantly improve Coeur's cash-flow profile," Mr. Wheeler added.

The transactions involved the conversion of 27.5 million shares of common stock for $32.6 million principal amount of the Company's 9% Senior Subordinated Notes due February 2007. The exchange of the 9% Senior Subordinated Notes resulted in a 1.1 million share reduction in the number of shares that would have been issued had the Notes been outstanding until maturity. In addition, the Company exchanged .4 million shares of common stock for $0.5 million principal amount of 6.375% Convertible Subordinated Debentures due January 2004, and the exchange of ..6 million shares of common stock for $0.8 million principal amount of 7.25% Convertible Subordinated Debentures due October 2005 in privately negotiated transactions.

After taking these exchanges and other recent conversions into account, Coeur now has approximately 178.6 million shares outstanding. Additional information will be presented in a Current Report on Form 8-K to be filed by Coeur with the SEC.

Coeur d'Alene Mines Corporation is the world's largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

      Contact: Tony Ebersole
            208-665-0335


This document contains numerous forward-looking statements relating to the Company's silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating,

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exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves and resources, mining and processing conditions, changes that could result from the Company's future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.


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